UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

May 4, 2015

Commission file number: 000-28837

NEW JERSEY MINING COMPANY

(Exact Name of Registrant as Specified in its Charter)

Idaho	82-0490295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 N. Third Street, Coeur d’Alene, ID	83814
(Address of principal executive offices)	(zip code)

Registrant's telephone number, including area code: (208) 503-0153

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer and President

On May 4, 2015, Patrick Highsmith, President and Chief Executive Officer of New Jersey Mining Company (the “Company”), tendered his resignation as the Company's President and Chief Executive Officer, effective immediately. Simultaneously therewith, Mr. Highsmith tendered his resignation as a member of the Board of Directors of the Company, also effective immediately. There are no disagreements between Mr. Highsmith and the Company that contributed to Mr. Highsmith's resignation, and Mr. Highsmith will remain an employee of the Company until July 1, 2015.

On May 5, 2015, New Jersey Mining Company entered into a Resignation and Release agreement (the “Agreement”) with Patrick Highsmith, effective as of May 1, 2015.  Pursuant to the Agreement, the Company agreed to pay Mr. Highsmith his base salary through the end of May, provide his medical benefits for the months of May and June, and provide him with the previously vested stock options.

The foregoing description of the Agreement is a summary of the material terms thereof and is qualified in its entirety by the complete text of the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Appointment of Chief Executive Officer

On May 5, 2015, the Board of Directors of New Jersey Mining Company reappointed Mr. Delbert Steiner (70) as the Company’s Chief Executive Officer.  Mr. Steiner currently also serves as Chairman of the Company’s Board of Directors.

Mr. Steiner was named the Chief Executive Officer and Chairman of the Board of Directors of the Company on August 29, 2013. In December 2014, he resigned as Chief Executive Officer but maintained the Chairmanship of the Board of Directors of the Company. He holds a B.S. from Lewis Clark State College and a Juris Doctor from the University of Idaho. He previously held the position of CEO and Chairman for the Vancouver based Premium Exploration, Inc. since 2005 and was responsible for day to day business and financial decision making. He also practiced law for more than 25 years and has an extensive background in environmental and mining law, including permitting projects from the exploration to mining phases.

Other than occupying the Chairmanship of the Board himself, Mr. Steiner is not related by blood or marriage to any of the Company’s directors or executive officers or any persons nominated by the Company to become directors or executive officers.

Mr. Steiner’s arrangement with the Company will be unchanged and Mr. Steiner will continue to receive his current compensation amount of $7,500 monthly.

Appointment of President

On May 5, 2015, the Board of Directors of New Jersey Mining Company (the “Company”) reappointed Mr. John Swallow (48) as the Company’s President.  Mr. Swallow currently also serves as a member of the Company’s Board of Directors.

Mr. Swallow was named the President and a Director of the Company on August 29, 2013. He resigned as president in December 1, 2014; however, maintained his directorship position with the Company. He holds a B.S. in Finance from Arizona State University. Mr. Swallow has been the Vice President of Timberline Drilling, Inc. since November 2011. From September 2009 until November 2011, Mr. Swallow was self-employed. From January 2006 until September 2009, he served as chairman of Timberline Resources Corporation. He brings wide-ranging experience from within the local mineral exploration industry as well as extensive knowledge of the junior equity markets.

Other than occupying a seat on the Company’s Board of Directors himself, Mr. Swallow is not related by blood or marriage to any of the Company’s directors or executive officers or any persons nominated by the Company to become directors or executive officers.

Mr. Swallow’s arrangement with the Company will be unchanged and Mr. Swallow will remain an uncompensated officer and director of the Company.

 Item 7.01. Regulation FD Disclosure.

The Company issued a press release in connection with Mr. Highsmith’s resignation, the appointment of Mr. Delbert Steiner as the Company’s Chief Executive Officer, and the appointment of Mr. John Swallow as the Company’s President, entitled “New Jersey Mining Announces Management Realignment as it Transitions Toward Next Phase of Its Business Plan”, a copy of which is furnished as Exhibit 99.1 to this Current Report.

Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.  This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information in the Report that is required to be disclosed solely by Regulation FD.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits
10.1	Resignation and Release
99.1	Press Release, dated May 7, 2015, entitled “New Jersey Mining Announces Management Realignment as it Transitions Toward Next Phase of Its Business Plan”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW JERSEY MINING COMPANY

By:   /s/ John Swallow

John Swallow,

its: President

Date: May 7, 2015